Exhibit 99.1

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media line:  (937) 224-5940

e-mail:  communications@dplinc.com

DP&L to Build Largest

Solar Power Facility in Southwestern Ohio

Expected to be in operation by Spring 2010

DAYTON, Ohio, Dec 16, 2009 –The Dayton Power and Light Company (DP&L) announced today plans to construct a 1.1 Megawatt solar array near its Yankee substation in Washington Township, Montgomery County, Ohio. Construction of the project will begin this month and is expected to be on line in March of 2010.

“This is one of our efforts to diversify our generation portfolio and support our compliance with Ohio’s renewable energy requirements,” said Paul Barbas, president and CEO, DP&L.  “We will be learning from these installations, testing optimum configurations and studying the long-term impact solar could have in our area.”

When completed, the facility will consist of 9,000 solar panels constructed over 7 acres, and will generate enough electricity to power nearly 150 homes. The project is expected to cost approximately $5 million.

A visitor center to educate the public about solar power is planned as part of the installation.  A solar array consists of many, interconnected solar cells, which in turn convert solar energy from the sun into electrical current.

DP&L’s Yankee solar facility will be constructed in partnership with a number of regional companies led by Ameridian Specialty Services of Cincinnati.  Ameridian’s team includes Miller Valentine Commercial Construction of Dayton, Square D/Schneider Electric of West Chester, ESI Electric of Dayton, and Inovateus Solar of South Bend, Indiana.

As part of its commitment to the environment in the communities it serves, DP&L previously announced it would convert turf areas at some of the company’s substations to prairie grass. In 2009, the company prepared 70 acres throughout the Miami Valley for prairie planting. To date, 35 acres have been planted in Montgomery, Greene and Darke counties. The new, natural landscape helps to reduce noise and emissions caused by mowing, and provides a buffer between DP&L’s equipment and adjacent properties.

About The Dayton Power and Light Company and DPL Inc.

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (NYSE:DPL), a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s other subsidiaries include DPL Energy, LLC (DPLE) and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,700 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dpandl.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in this press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, natural gas, oil, and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; performance of our suppliers and other counterparties; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels and regulations, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development and operation of Regional Transmission Organizations (RTOs), including PJM Interconnection, L.L.C. (PJM) to which DPL’s operating subsidiary (DP&L) has given control of its transmission functions; changes in our purchasing processes, pricing, delays, employee, contractor, and supplier performance and availability; significant delays associated with large construction projects; growth in our service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions, including impacts the current financial crisis may have on our business and financial condition; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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